Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of One Stop Systems, Inc. (the “Company”) of our report dated March 21, 2024, relating to the Company’s consolidated financial statements as of December 31, 2023 and 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

July 24, 2024